Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

Conference Call Transcript

OCCF - Q4 2007 Optical Cable Earnings Conference Call

Event Date/Time: Jan. 28. 2008 / 11:00AM ET

Operator

Good morning. My name is Marcus and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corp. conference call.

(OPERATOR INSTRUCTIONS)

It is now my pleasure to turn the floor over to your host, Mr. Andrew Siegel.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Marcus. Good morning and thank you all for participating on Optical Cable Corporation’s fourth quarter and fiscal year 2007 conference call. By this time, everyone should have obtained a copy of this morning’s earnings press release. If you haven’t, please visit occfiber.com for a copy of the press release.

On the call with us today is Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team. Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today’s call.

Now I would like to turn the call over to Neil Wilkin. Sir, you may begin.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Thank you, Andrew, and good morning everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer and Luke Huybrechts, our Senior Vice President of Operations.

I would like to begin the call today with a few opening remarks. I will then have Tracy review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2007, in more detail. After Tracy’s remarks, I’ll provide an update on some recent news regarding Optical Cable and a few closing comments. Finally, we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally we will also answer a number of questions from individual investors that were submitted prior to today’s call.

As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s call.

The Optical Cable team delivered strong financial performance for shareholders during the fourth quarter and during fiscal year 2007 increasing net sales, increasing gross profit margins and increasing net income. Despite starting fiscal year 2007 with a slow first quarter, our net income in fiscal year 2007 exceeded not only the results of fiscal year 2006, but also the results of fiscal year 2005—delivering on a prediction I made to you last year.

During fiscal year 2007, Optical Cable increased net income sharply to $0.21 per share from $0.06 per share last year, increased gross profits 11.3% –and increased gross profit margin to 37.7%, up from a gross profit margin of 34% for fiscal 2006.

Also, in fiscal 2007, we generated cash from operating activities of $6 million, increased our cash on hand to $3.1 million, and ended fiscal year 2007 with no bank debt and with credit facilities in place permitting OCC to borrow up to $13.5 million.

The financial results achieved in fiscal year 2007 were made possible by the combination of hard work and dedication of the Optical Cable employees, as well as the investments we made to significantly upgrade Optical Cable’s facilities, processes and systems. We made significant changes in an effort to position the Company to consistently deliver higher net income and gross profit margins and we’re pleased to have delivered on these objectives in fiscal year 2007.

Executing on our internal improvement strategy has made Optical Cable a stronger company, better positioned for long-term growth and value creation. By investing for the future, we’ve increased plant efficiency, improved customer service and enhanced the scalability of our business. We believe we will continue to realize savings and growth opportunities made possible by the investments made over the past few years, in fiscal 2008 and beyond.

I will now turn over the call to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our fourth quarter and fiscal year 2007 financial results.

Tracy Smith - Optical Cable - CFO

Thank you, Neil. For our fourth quarter of fiscal year 2007, we reported net income of $810,000, or $0.13 per basic and diluted share, compared to net income of $751,000, or $0.13 per basic and diluted share, for the same period last year. For fiscal year 2007, we reported net income of $1.3 million, or $0.21 per basic and diluted share, compared to net income of $351,000, or $0.06 per basic and diluted, share for fiscal year 2006.

Net sales increased 6% to $13.4 million for the fourth quarter of fiscal year 2007, compared to $12.6 million for the same period last year. Sequentially, net sales for the fourth quarter of fiscal year 2007 increased 14.6%, compared to net sales of $11.7 million for the third quarter of fiscal year 2007.

Total net sales for fiscal year 2007 increased to $45.5 million, compared to net sales of $45.3 million in the prior year. Net sales outside the U.S. increased 22.7% to $12.9 million compared to $10.5 million last year, while net sales in the U.S. for fiscal year 2007 decreased 6.4% to $32.6 million, compared to $34.8 million in fiscal year 2006.

We’re pleased with our solid net sales growth in the fourth quarter. While we experienced an increase in net sales (both in the U.S. and internationally) in certain of our targeted specialty markets during fiscal 2007 compared to fiscal 2006, this increase was partially offset by decreases in net sales for our commercial markets.

Gross profit margin, or gross profit as a percentage of net sales, increased to 40.5% for the fourth quarter of 2007, compared to 37.6% for the same period last year. Gross profit margin for the fourth quarter improved compared to gross profit margins of 32.1%, 36.5% and 40.2%, respectively, for the first three quarters of fiscal year 2007.

Gross profit margin increased to 37.7% for fiscal year 2007, compared to 34% for fiscal year 2006. During fiscal year 2007, our manufacturing lead times decreased, our manufacturing efficiencies improved and we experienced improved gross profit margins when compared to fiscal year 2006. We believe these improvements were in part the results of the successful implementation of the major portions of our new ERP system.

While we believe that the benefits of the investments made in our systems, processes and facilities are being realized and, as a result, are being reflected in our improved gross profit margins, it is important to note that our gross profit margin percentages may also be heavily influenced by product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix.

SG&A expenses for the fourth quarter of fiscal year 2007 increased 15.4% to $4.3 million, compared to $3.7 million for the comparable period last year. SG&A expenses as a percentage of net sales were 31.7% in the fourth quarter of 2007 compared to 29.2% in the fourth quarter of fiscal year 2006.

SG&A expenses increased 2.7% to $15.3 million in fiscal year 2007, compared to $14.9 million in fiscal year 2006. SG&A expenses as a percentage of net sales were 33.6% in fiscal year 2007, compared to 32.9% in fiscal year 2006.

The net increase in SG&A expenses during fiscal year 2007 compared to fiscal year 2006 was primarily due to increases in amounts accrued for employee performance-based incentives based on improved financial results during fiscal year 2007.

And with that, I’ll turn the call back over to Neil for an update on recent news at Optical Cable and some closing remarks.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Thanks, Tracy. I now would like to call your attention to a couple of news items.

Last week, we announced that Optical Cable was awarded a five-year contract to supply Tactical Fiber Optic Cable Assemblies (or what we call TFOCA assemblies) to the U.S. Army Communications Electronics Command (also known as CECOM) which is located in Fort Monmouth, New Jersey. CECOM deploys ground tactical fiber optic cable assemblies worldwide to support the tactical communication requirements of the U.S. military as well as certain other allied militaries.

Under this contract, the U.S. Army will purchase from Optical Cable up to $2.6 million of the TFOCA assemblies over the life of the contract if all delivery options are exercised. The contract also gives the U.S. Army the ability to extend the contract for a sixth year.

You may recall that Optical Cable has an existing five-year contract with CECOM that was awarded in November of 2006. Under the existing contract, CECOM has the right to acquire up to approximately $4.6 million of TFOCA assemblies over the life of the contract, if all delivery options are exercised. CECOM has already purchased or ordered from Optical Cable approximately $3 million of TFOCA assemblies under the existing 2006 contract.

Locally, Optical Cable was named the Blue Ridge Business Journal’s 2007 Business of the Year in December. The Blue Ridge Business Journal is one of Virginia’s most respected business publications. The publication covers business news for the NewVA and Blue Ridge Regions of Virginia and we’re very proud to be honored this year by the Blue Ridge Business Journal.

And we will be announcing later this week that Optical Cable has been named 2008 Exporter of the Year in the information technology/ telecommunications category by ThinkGlobal Inc., the publisher of Commercial News U.S.A., an official publication of the U.S. Department of Commerce.

In closing, the Optical Cable team is, and always has been, fiercely committed first and foremost to increasing shareholder value. Specifically, we focus on building long-term value rather than generating short-term returns. And while certain factors may result in fluctuations in individual quarters, we believe we are taking the necessary steps to position Optical Cable for long-term success and the creation of value for our shareholders.

With a net book value of approximately $5.25 per share, we believe our current share price represents a discount to OCC’s real value, particularly given our demonstrated accomplishments. During fiscal year 2008, Optical Cable will continue to focus on growing sales in its commercial markets and targeted specialty markets; further improving its facilities and capabilities as appropriate; and pursuing strategic opportunities to complement its fiber optic cable offering.

The Optical Cable team is committed to further improving the Company’s operational and financial performance. And, early indications are that Optical Cable’s net sales during the first quarter will be strong relative to the same period last year. Though economic conditions may present new challenges, with a solid balance sheet, no bank debt and available credit facilities, Optical Cable is well positioned for success.

We are confident that Optical Cable has the right strategies in place to serve its customers and drive growth and profitability. In fiscal year 2007, Optical Cable realized benefits from the successful execution of our strategic plan. We look forward to delivering further improvements in 2008 as we continue to position Optical Cable for long-term shareholder value creation.

And now we’re happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors and as time permits, we will address the questions submitted in advance of today’s call by our individual investors. Andrew, or the Operator, if you could please indicate the instructions to the participants to call in their questions, I’d appreciate it.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Kevin Wenck, Polynous Capital Management.

Kevin Wenck - Polynous Capital Management - Analyst

Tracy, a couple of questions. First is on the gross margins, you have had two quarters in a row of 40% plus gross margin. I was a little distracted during some portions of the call, so I did not hear if you had specific guidance going forward for gross margins that’s different from the 35 to 37 guidance that you’ve given previously.

Tracy Smith - Optical Cable - CFO

Well, we really don’t have additional guidance at this point. I think that what we saw in the third and fourth quarters are typical at the sales levels that we had in the third and fourth quarters. But on average, I think you can expect in the range that we have provided previously.

Kevin Wenck - Polynous Capital Management - Analyst

What would cause 40% — I know there can be significant mix changes over time, or from quarter-to-quarter perhaps, but what would cause two quarters of 40% plus gross margins to go back to somewhere in the 35 to 37% range?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Kevin, this is Neil. I do not think that we are going to see it come back down, but if we have had lower sales numbers, and in the first half of the year, we tend to — our margins tend to suffer because of that. What’s interesting about the third and the fourth quarters is we didn’t have anything unusual happen that would have caused those margins to be specifically high and I think what they are really reflective of are some of the improvements that we’ve seen in our systems and processes, particularly out on the manufacturing plant floor.

The difficulty we have is we would like to be — we like to have a little bit more — a couple more quarters where we are having those higher results before we would change the guidance that we previously given. We had given guidance I think around the 35 to 37% and then in 2006, it backed away from that because we had some issues as we were implementing our ERP system. In 2007, we have done and we’ve tended to do much better than that, other than in the first quarter.

And so if you are pressing us for a target, I’m not going to go as high as 40%, although it wouldn’t surprise me if we started to see that in similar quarters with similar sales. I think from a guidance standpoint, I’d feel more comfortable saying that somewhere around the 37, 38% is where we’re really targeting.

Kevin Wenck - Polynous Capital Management - Analyst

That’s helpful, Neil. One more follow-up to that, though, is I had the impression after the third quarter that you had a pretty standard mix of business in that quarter, so you didn’t have anything on a mix basis increasing the gross margins. Although you didn’t say anything specifically, I have the overall impression that that was the case in the latest quarter, too, or is that not the case and you just had a reasonable amount of higher-margin goods in the fourth quarter?

Tracy Smith - Optical Cable - CFO

I think it’s the case that we didn’t have anything specific, any specific things in the product mix that we can point to, large sales of higher product margin (gross profit margin product) in the fourth quarter similar to the third quarter. The other thing that I would point out is as we’re talking about guidance for gross profit margins, I think it would be kind of unusual, especially for us, to give quarterly guidance. And what our gross profit margin was for the year is just at the top end of the range that we have previously provided. So it really does — quarterly net sales and other product mix factors do really impact our margins on a quarterly basis.

Kevin Wenck - Polynous Capital Management - Analyst

Okay, and on SG&A, with the sequential bump up there and the comment that it was some incentive compensation, what would have been the ongoing run rate of SG&A in Q4 without the incentive compensation accrual that occurred?

Neil Wilkin - Optical Cable - Chairman, President, CEO

I don’t think we would provide that specific information. I don’t have that information right in front of me. I don’t think Tracy does either. She’s nodding her head.

But you’ll remember back in 2006, Kevin, because we — even though we delivered a profitable year, because we were below what we had targeted for that year, there was no incentive compensation paid to the management team whatsoever. And so this year, when we had these improved results in our — for the management team, the incentive compensation is largely based on the some EBITDA multiple — not multiple, but EBITDA targets and sales targets and other things, we have seen an increase in compensation. What you also see is we’ve been doing a little bit of change in our sales structure and so some of that may also be some commission amounts as well, but that’s what is impacting — that’s what impacted the increase in SG&A generally.

I think what is interesting, what I’ve consistently said is if you see we can increase sales slightly, we have fairly good improvement in our gross profit margin and there’s a disproportional amount of dollars that end up dropping to the bottom line when we do that. And that is what we have been targeting and that is what we will continue to target going forward.

Kevin Wenck - Polynous Capital Management - Analyst

Okay, then CapEx budget for ‘08, what would be a rough range at this point?

Neil Wilkin - Optical Cable - Chairman, President, CEO

We haven’t disclosed that. We do have the budget set. This year we’re being a little bit less aggressive in our capital expenditures just because we’ve accomplished a lot of what we intended to accomplish, but I wasn’t prepared to give a CapEx target for next year at this point. It would be less than we targeted last year and let me give you — let me tell you this, it’ll be less than what we targeted last year and little more than what we actually spent this year. You may remember the beginning of last year, we had targeted — I guess $3 million is what we had targeted for CapEx and we didn’t end up spending that much this year. I think that is also indicative that a lot of the improvements that we’ve talked about making, we have made. I don’t believe that the CapEx this coming year will be as low as it was in 2007, but we are also not budgeting nearly as much as we did for 2007.

Kevin Wenck - Polynous Capital Management - Analyst

Okay, and then one last question, Neil. You are a very conservative person and I respect that, but to hear the word strong from you, I’m getting pretty excited about Q1 here. So from your perspective, what does strong mean?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Well, I guess I opened a door maybe I shouldn’t have opened. I’m smiling here, Kevin, as I’m thinking about your question and how I want to answer it. We are going to — I believe that we’re going to beat what we did in the first quarter and right now, as I said, for a first quarter, which is typically on the lower end of our results during the year, it looks like our sales are going to be strong. I don’t really want to quantify it more than that.

Kevin Wenck - Polynous Capital Management - Analyst

Last year it was down 6% year-over-year, which was disappointing both to yourselves and a lot of other people.

Neil Wilkin - Optical Cable - Chairman, President, CEO

We will beat first quarter of 2007. We will beat first quarter of 2006.

Kevin Wenck - Polynous Capital Management - Analyst

I would hope so. Thanks, Neil and Tracy.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Thanks, Kevin.

Operator

At this time, I would like to turn the floor back over to Mr. Andrew Siegel.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Marcus. We do have a few questions from shareholders. Neil, first question comes from Paul Benesch. Actually, first, he wanted to congratulate you. He says that you stated in your annual report last year that in terms of EPS, you would beat both 2006 and 2005, so again, he wanted to congratulate you on that. His first question relates to EPS and he says was this the best quarter and year in terms of EPS since you have become CEO? How many years of consecutive year-over-year net profit have you generated?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Thanks, Andrew. This is the highest quarter that we have had since I became CEO. I think my view is that we should be doing much better than even that and I think that when we start being consistent on a quarter-to-quarter basis, people really see that value. We took some time to make some investments and improvements that we really thought were necessary. We’re starting to see the benefits of those and we are hopeful that as we go through 2008 and beyond, people start to realize what we really created here and how we’re leveraging the strong position, as you see, as in the marketplace.

I’m also proud of the fact that even over the time from 2002 to 2007, there were some difficult years in there for the industry. We were profitable in every one of those years and except for 2006, we’ve shown growth in our earnings every single year. 2006, people will remember, was when we saw some negative impact when we were doing our ERP implementation, how that affected our product flow and customer service and efficiency out on the plant floor.

In 2007, I believe we’ve really corrected that and I believe that that is more indicative of what we are capable of and we are hopeful that we can continue to deliver those sorts of results on a consistent basis. And 2007 was interesting too. If you look at our numbers, on a quarter-to-quarter basis, we had a very strong second, third and fourth quarter and only the first quarter is what dragged us down, despite that, we still beat 2006, which was what we expected, but also 2005 earnings.

So if we can show good results every quarter, I think that the stock price, in my view, should reflect that value that we are delivering and I really don’t think that it does right now. That was sort of a long-winded answer to that question.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

All right, thanks, Neil. Well, Paul Benesch’s next question relates to the weak dollar. He asked if that is helping your international sales and if you expect this trend to continue and how that may impact your margins and profit going forward.

Neil Wilkin - Optical Cable - Chairman, President, CEO

The weak dollar is helping our international sales somewhat. What is also helping our international sales is we have done some work in developing our sales team internationally and that has resulted in some real strength there. We believe that that is going to continue irrespective of what the dollar does. Obviously a weak dollar helps us, but it hasn’t been something that we have relied on in building our international customer base and increasing international sales.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay, Paul Benesch’s final question relates to the Company’s stock price. He asked if you think it is undervalued and in terms of price-to-sales, book value and enterprise value.

Neil Wilkin - Optical Cable - Chairman, President, CEO

I have been very bullish on OCC’s stock over the longer-term. Because we’re a microcap, that does seem to impact our stock price and whether someone is trying to sell or whether someone’s trying to buy can impact the stock price disproportionately.

If you look at our price-to-sales ratio I think is about a half the value of the Company to sales, which is low relative to companies in our industry. Our book value as of October 31 was $5.25 a share. I have mentioned that in my prior comments and that I think is just low. The Company is — with no debt, strong balance sheet, we have made some investments that are clearly starting to pay off and hopefully that ends up getting reflected in the stock price.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil. It looks we actually have another question from a fund investor. Operator, can you open up that line?

Operator

Jeffrey Cohen, Mulholland Capital.

Jeffrey Cohen - Mulholland Capital - Analyst

Good morning. First of all, congratulations on a nice quarter. You had mentioned first quarter was going to be strong and I’m wondering given that, are you still anticipating the same normal seasonal pattern as you get into the back end of the year or is there some reason to think that you might be drawing a little from later part of the year.

Neil Wilkin - Optical Cable - Chairman, President, CEO

We don’t think we’re drawing from later part of the year. The seasonality that we normally see, typically about 45 percent of our sales in the first half of the year, 55 percent of the sales in the second half of the year. First quarter/second quarter, compared to third quarter/fourth quarter. At this time, it is really early to be able to tell whether there’s any indication that that is reflective of what is going to happen for the rest of the year, particularly given some of the economic conditions that are existing.

While we have not seen any real impact from that yet, we are not discounting the possibility that we could see some impact. It doesn’t seem to be impacting IT spending as much, at least in the area of the business where we operate. So the first quarter is going to stand on its own. We also have some — we have had some good projects in the first quarter, which we believe will end up giving us strong sales in the first quarter, which is what we said.

Jeffrey Cohen - Mulholland Capital - Analyst

Okay, then also could you update us on where you are in your repurchase program, how much specifically you bought last quarter?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Yes, Tracy is going to pull those numbers. We have purchased — we authorized a repurchase program of 300,100 shares in total to be repurchased. Tracy will give you the figure. One of the things that has been a little — that has impacted the speed at which we have been able to buy back stock is a couple of things. One, the SEC rules about how much we can buy at any given day given our volume limits the amount that we can buy and it has taken a lot longer to acquire shares. The other thing that has happened is during periods where we believe we have information that should keep us out of the market, we have stayed out of the market. So for example, the last week of October, even though we didn’t really know the results for the fourth quarter at that time — in fact we really didn’t have an idea of what the results, other than having a general idea of sales numbers — we stopped buying back stock because we didn’t want to be viewed in hindsight as buying back stock ahead of good news, or not even knowing what the news was. Similarly, when we have other pieces of information, we have stayed out of the market.

Tracy, you have the specific numbers of what we bought back in the fourth quarter?

Tracy Smith - Optical Cable - CFO

I don’t have specifically in the fourth quarter, although I can get that, but through the end of the year, we had repurchased 141,273 shares, so just right under half of what the 300,000 approved was.

Jeffrey Cohen - Mulholland Capital - Analyst

Okay, when you say through year-end, you’re referring to your fiscal year, I assume?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Yes.

Jeffrey Cohen - Mulholland Capital - Analyst

Okay, as I recall, Neil, when you initially announced this plan, I believe your intention was to buy the entire 300,000 by calendar year end, if I’m not mistaken.

Neil Wilkin - Optical Cable - Chairman, President, CEO

That’s right.

Jeffrey Cohen - Mulholland Capital - Analyst

So is it safe to assume that you will continue as aggressively as you can over the foreseeable future until you finish the entire 300,000?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Yes. I don’t remember whether we had actually said that we would finish by calendar year. What we basically said is we would put in a one-year program. The idea is that we were going to buy back that full amount unless something changes significantly, but at this point, we plan on buying back that full amount. The only reason why we haven’t at this point is because of the SEC rules and the volume restrictions that prohibit how much you can buy during a certain day — trading day. And then in addition to that, there’s been some blackout periods where we haven’t been in the market. That is not because we didn’t want to buy. That is really because — and in fact, some of those periods we wish we really could buy, but we’ve conservatively taken the approach of not buying back during those periods, believing that we might have information that shareholders would want to know before they sold the shares.

Jeffrey Cohen - Mulholland Capital - Analyst

Okay, the last thing I’ve got is you mentioned on the call that you have made some additions to your international sales force. Can you quantify that at all and sort of maybe share with us a bit what you foresee in terms of perhaps where you could take the international side of your business? I think it is currently about 30%.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Right, it has been about 28% or so and I don’t think I can really give you a prediction as to what that will be relative to other sales. We do expect it to continue to grow and our international sales team continues to be aggressive in increasing sales. It really wasn’t from adding a number of folks. There has been some reorganization that has assisted in that process, but it hasn’t just been adding numbers. It has really been changing personnel and the focus of the team and the leadership of the team that have made a difference.

Jeffrey Cohen - Mulholland Capital - Analyst

Okay, now, are the margins any better internationally or are they comparable?

Neil Wilkin - Optical Cable - Chairman, President, CEO

It really depends on which part of the world you’re talking about and depends on which markets you’re talking about. Sometimes they’re very comparable. In other areas, they’re more challenging. It really depends on which area of the world you’re talking about. It’s very geographical — geographically and market-specific.

Jeffrey Cohen - Mulholland Capital - Analyst

Okay, thanks very much.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Let me add one more thing. What hasn’t — what we have not experienced is when you look at international sales overall, it has not been that those margins have generally been much higher or much lower than our U.S. sales.

Operator

A follow-up question from Kevin Wenck, Polynous Capital Management.

Kevin Wenck - Polynous Capital Management - Analyst

Neil, this is a question about the blackout periods and how you have managed them concerning the stock buyback. Given that the fourth quarter ended at the end of October but wasn’t reported until today, can we assume that with your policies that you weren’t able to buy any stock back during that period?

Neil Wilkin - Optical Cable - Chairman, President, CEO

We were not in the market after the last week in October, that’s correct.

Kevin Wenck - Polynous Capital Management - Analyst

And then given that you typically report later than a lot of people do on average, after the end of your quarterly and the end of the annual period, I mean you really don’t have that much time to ever buy stock back. What are your thoughts on how much that inhibits you buying stock back?

Neil Wilkin - Optical Cable - Chairman, President, CEO

Well, during — I don’t know if we report later than other companies our size, but if you look at — from the fourth quarter to the first quarter, it can be challenging. There’s no hard and fast rule, but we also want folks to know what we feel we know, or at least give folks enough information that we can continue to do what we want — what we want to do from a stock buyback standpoint, so I’ve given you some guidance for the first quarter saying that I thought the first quarter would be strong. We haven’t given anything specific. It is very premature to do that.

I think generally in this situation, unless we had some other inside information, we would be back in the market. I don’t know whether we will be or not, but it is self-imposed, but it is also based on advice of counsel that once we finish a quarter or close to the point where someone may believe that we have some financial results from that quarter that have not been released, we typically are not trading until we’ve released those or we’re trading as quickly as we can to accumulate the shares we’ve announced that we’re buying back.

Kevin Wenck - Polynous Capital Management - Analyst

Okay, so normally, since you don’t report until 45 days after the end of the quarter, if you had not made the comment on today’s call the first quarter was strong, you would not be able to buy back any more stock until March 15 or so? But because you made the comment, you potentially could be in the market buying back stock prior to the market —?

Neil Wilkin - Optical Cable - Chairman, President, CEO

I don’t tell you what we’re doing exactly, because I don’t think it would be appropriate for me to do that, but what I’ll tell you is the way I think about it is generally this — as soon as we end a quarter, I typically don’t want to be in the market until we have announced results or at least given someone some guidance as to what’s happening in that quarter. That is typically what we do.

Once we have announced earnings, we typically will be back in the market under this program buying back stock unless there is some information that I believe shareholders would want. Now, there’s some exceptions. If the first quarter — and this is just hypothetically — if the first quarter was not a good quarter, let’s say — and this is hypothetically, because I have already said I think it is going to be a strong quarter from a sales standpoint, but let’s hypothetically say the first quarter was not going to be a strong quarter. We might be back in the market buying back stock anyway knowing that the market is — is not assuming that. The market has assumed — if we’re going to continue the way that we’re going — that we wouldn’t feel like it would be unfair to the shareholders that we would be buying back stock at that time.

I think the shares are undervalued at the price they’re at now. I think they are undervalued at our book value. So that’s — but those are sort of the principles that guide us and we work closely with counsel and with our financial advisers to make sure we’re doing it appropriately. So it’s less of a hard and fast rule than what may have been indicated, but I’ve tried to give you the guidelines that I’m working on to make sure that we’re always being fair to our shareholders. That’s — we err on the side of always being fair to our shareholders.

Kevin Wenck - Polynous Capital Management - Analyst

Alright, thanks, Neil.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, this is Andrew. Your next question comes from another individual shareholder, Greg Laetsch. He actually has a three-part question. First he asks how general economic conditions are affecting Optical Cable and how susceptible the Company is. Second, he asks about the offer to purchase the Company about 18 months ago and whether or not you might consider reengaging an investment bank to consider a merger or a sale. Third, he asks about efforts to increase growth of the top line. I’ll leave it to you to take on those three questions.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Okay, obviously we’re watching the economic conditions and the economy very closely, just like other companies are. I think OCC is uniquely positioned to weather any downturn in our industry because of our strong balance sheet, strong cash position and lack of bank debt. At this point, we have not seen a real weakening in the sector we’re operating in. We are watching for it. We are watching to see what happens. A lot of the downturns have been in residential markets, which don’t really impact our business, specifically, on the construction side. But at this point, we believe that we are well-positioned to weather any downturn and hopefully we don’t see a significant impact of that downturn based on what’s going on in the U.S.

Also I think we are somewhat insulated, although nowadays markets are so intertwined, whatever happens in the United States or some other place in the world impacts other areas of the world, clearly, and we have seen that in the stock market. We are diversified in the markets that we serve. We are diversified in the areas that we sell to. With 30% of our sales, about 30%, 28% this last year international sales. And so we don’t believe at this point, and at least we’re not seeing at this point, a downturn coming because of that. It doesn’t mean it couldn’t happen, but we’re not seeing that at this point.

I think the second question you had goes to some of the comments that I had made earlier about a potential sale of the Company. We have not — you know, when we got that offer to buy the Company at $6 a share, we believed it was low and we continue to believe it’s low. If you look at traditional measures of price-to-sales or net book value or even a price earnings ratio, once you start pulling out the anomaly like we had in the first quarter, you start to get a sense that the stock price can and, in my view, should be higher than its trading at right now. And so we’re not currently looking at opportunities to sell the Company. I think that they exist if we wanted them, but they are not something that we’re pursuing because we don’t think that the price that was offered in this offer 18 months ago or so was a price that is fair relative to what our value is.

I think the last question was — you said something about growing sales. Is that right, Andrew?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Yes, he noted that you’ve been successful in cutting costs and reengineering the business and asks what your plans are to grow the top line meaningfully.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Well, we are continuing to target our specific market segments that we are well-positioned to serve. We’ve seen increases in our specialty markets. We’ve seen significant increases in our international sales. We continue to be focused in those areas in 2008. We would like to see and we believe OCC is capable of delivering much higher sales levels than where we are at right now. We have a strong market position, particularly in the United States, and we will continue to leverage that to grow sales in the coming year.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay, Neil. The final question on today’s call is from another individual shareholder, Bruce Winter. He asks how the strategic plan has changed from fiscal year 2007 to fiscal year 2008.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Okay, I think it is important when a company is moving forward not to change its direction willy-nilly and we have not done that. We laid out a few years ago a fairly clear plan at top-level focusing on what we thought was necessary to make OCC successful. And we have substantially been delivering on what we have set out to do.

We would — we planned to have sales at a little bit higher levels, but the investments that we’ve made, the improvements we made in processes and in systems and our facilities are things that we set out to do and have largely accomplished. In 2008, we expect to continue to follow that same strategy. We believe that we can be, with some effort and some work, be more successful on the sales side. We have been successful in controlling costs and in growing our gross profit margins.

The other thing we continue to work at and we’ve made efforts, including in 2007, is to pursue strategic opportunities to complement our fiber-optic cable offering. The CECOM contract that we won is a good example. That project, what OCC is delivering is a finished product to the U.S. Army. It not only includes our cable, but it’s on a military reel with connectors put on it. That is something that we continue to see opportunities where we can deliver a more complete solution to our customers.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil. We have no further questions at this time. I’ll turn the call back over to you for some closing remarks.

Neil Wilkin - Optical Cable - Chairman, President, CEO

Okay, I want to thank everyone for their questions and their time and appreciate you joining us on the call today. As always, we appreciate your interest in Optical Cable Corporation and look forward to continuing to provide strong results for you as we enter into 2008.

Operator

Thank you. This concludes today’s Optical Cable Corp. conference call. You may now disconnect.